SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.___)

Filed by the Registrant     / X /

Filed by a Party other than the Registrant  /  /

Check the appropriate box:

/   /     Preliminary Proxy Statement
/   /     Confidential, for Use of the Commission Only (as permitted by Rule
           14a-6(e)(2))
/ X /     Definitive Proxy Statement
/   /     Definitive Additional Materials
/   /     Soliciting Material Pursuant to ss.240.14a-11(c) or ss. 240.14a-12


                              TEJAS GAS CORPORATION
                (Name of Registrant as Specified In Its Charter)



    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X /   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
        Item 22(a)(2) of Schedule 14A.
/   /   $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).
/   /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

2)   Aggregate number of securities to which the transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

4)   Proposed maximum aggregate value of transaction:

5)   Total fee paid:


/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is  offset as  provided  by  Exchange  Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:
2)   Form, Schedule or Registration Statement No.:
3)   Filing Party:
4)   Date Filed:

                              TEJAS GAS CORPORATION
                                  1301 MCKINNEY
                                    SUITE 700
                              HOUSTON, TEXAS 77010

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 9, 1996


To the Stockholders:

     Notice is hereby given that the Annual Meeting of Stockholders of Tejas Gas Corporation will be held at the Chevron Tower Building, 1301 McKinney, Houston, Texas on the Mezzanine Level in the Chevron Auditorium on Thursday, May 9, 1996 at 1:30 p.m., Houston time, for the following purposes:

     1. To elect two directors to serve for the ensuing three years and until their successors are duly elected and qualified.

     2. To consider and act upon a proposal to adopt the Director Stock Award Plan.

     3. To ratify the selection of Deloitte & Touche LLP as auditors of the Company for the ensuing year.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on March 12, 1996 has been fixed as the record date for determination of the stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Such stockholders may vote in person or by proxy. The proxy statement and the accompanying proxy card will be first sent to stockholders on or about April 1, 1996. Holders of record of Common Stock at the close of business on March 12, 1996, will be entitled to vote at the meeting or any adjournment thereof with respect to all matters described above. PLEASE SIGN, DATE AND FILL IN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                 By Order of the Board of Directors,


                                 /S/  P. ANTHONY LANNIE

                                 P. Anthony Lannie
                                 Secretary


Houston, Texas
April 1, 1996

                              TEJAS GAS CORPORATION
                                  1301 MCKINNEY
                                    SUITE 700
                              HOUSTON, TEXAS 77010


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 9, 1996


     This proxy statement and the accompanying proxy card are solicited by the Board of Directors of Tejas Gas Corporation (the "Company") and are to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at 1:30 p.m., Houston time, on Thursday, May 9, 1996 in the Chevron Tower Building, 1301 McKinney, Mezzanine Level, Chevron Auditorium, Houston, Texas, and at any and all adjournments thereof. In addition to the solicitation of proxies by mail, management of the Company may use the services of its directors, officers and employees to solicit proxies, personally or by telegram or telephone. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and the Company will reimburse them for their reasonable expenses. The expenses of the proxy solicitation will be paid by the Company.

     This proxy statement and the proxy card will be sent to stockholders beginning on or about April 1, 1996. Any stockholder giving a proxy has the power to revoke it at any time before it is voted. A stockholder may revoke his proxy before it is voted by executing another proxy at a later date, by notifying the secretary or assistant secretary of the Company in writing of his revocation or by attending in person and voting at the Annual Meeting.


                      RECORD DATE AND VOTING OF SECURITIES

     The Board of Directors has fixed the close of business on March 12, 1996 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were 11,603,263 issued and outstanding shares of common stock, par value $.25 per share ("Common Stock"), which is the only class of stock of the Company entitled to vote at the Annual Meeting. A majority of the shares of Common Stock which are issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on every matter set forth in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on March 12, 1996 will be entitled to vote at the Annual Meeting or any adjournment thereof.

     The enclosed proxy card provides for stockholders to vote affirmatively, vote negatively or abstain from voting on all matters other than the election of directors. With respect to the election of directors, the enclosed proxy card provides for stockholders to vote affirmatively or withhold authority to vote on each director. In accordance with Delaware law, a stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director. Abstentions from a proposal are treated as votes against the particular proposal. Broker non-votes on a proposal are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote. While there may be instances in which a stockholder will wish to abstain, the Board of Directors encourages all stockholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.

     If the enclosed proxy is duly executed and received in time for the meeting, and if no contrary specification is made as provided therein, it is the intention of the persons named as proxies to vote the shares of Common Stock represented thereby in favor of the two persons nominated for election as directors of the Company, in favor of the adoption of the Director Stock Award Plan, in favor of ratification of the selection of Deloitte & Touche LLP as auditors of the Company for 1996, and in the discretion of the persons named as proxies in connection with any other business that may properly come before the meeting or any adjournment thereof.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

FIVE PERCENT BENEFICIAL OWNERS

     The following table sets forth the only persons who, together with their associates, are known to the Company to own beneficially more than 5% of the outstanding Common Stock at March 12, 1996. Except as otherwise indicated, all shares are owned directly, and the indicated owner has sole voting and investment power with respect to such shares.

                                   AMOUNT AND NATURE
NAME AND ADDRESS                     OF BENEFICIAL                 PERCENT
OF BENEFICIAL OWNER                   OWNERSHIP (1)                OF CLASS

Arnhold and S.                          1,612,353                    13.9
Bleichroeder, Inc. (2)
45 Broadway
New York, NY 10006

Charles C. Gates (3)                    1,170,560                    10.1
The Gates Corporation
999 South Broadway
Denver, CO 80209

Frederic C. Hamilton (4)                  963,859                     8.3
The Hamilton Companies
1560 Broadway, Suite 2200
Denver, CO 80202

Foreign & Colonial                        767,695                     6.6
Management Limited (5)
Exchange House
Primrose Street
London EC2A 2NY
United Kingdom

                                   AMOUNT AND NATURE
NAME AND ADDRESS                     OF BENEFICIAL                  PERCENT
OF BENEFICIAL OWNER                  OWNERSHIP (1)                 OF CLASS

Robert Fleming Inc. (6)                   742,872                     6.4
1285 Avenue of the Americas
16th Floor
New York, NY 10019

Jay A. Precourt (7)                       622,357                     5.3
Tejas Gas Corporation
1301 McKinney, Suite 700
Houston, TX 77010

----------------------

(1) Under regulations of the Securities and Exchange Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or to dispose of the shares, regardless of whether such person has any economic interest in the shares. In addition, a person is deemed to own beneficially any shares of which such person has the right to acquire beneficial ownership within 60 days, such as by exercise of an option or by conversion of another security. Percentages are rounded to the nearest one-tenth of one percent. Information in the table and footnotes is based on the most recent respective Statement on Schedule 13D or 13G or amendment thereto filed by such persons with the Securities and Exchange Commission, except as otherwise known to the Company.

(2) Includes 341,000 shares of Common Stock owned by First Eagle Fund N.V. ("First Eagle") and 151,720 shares of Common Stock owned by First Eagle Fund of America, Inc. ("First Eagle of America"). Arnhold and S. Bleichroeder, Inc. ("A & SB") or its affiliates is the investment advisor to First Eagle and First Eagle of America, and may be considered a beneficial owner of the shares owned by First Eagle and First Eagle of America by virtue of its ability to vote or dispose of such shares. Also includes 1,119,633 shares of Common Stock held in certain discretionary accounts for which A & SB acts as investment advisor. First Eagle, First Eagle of America and A & SB disclaim that they constitute a group for the purposes of acquiring or disposing of such shares and further disclaim any intention of exercising any control over the Company. A & SB states that it has sole voting power with respect to 512,720 shares of Common Stock, shared voting power with respect to 1,099,633 shares of Common Stock, and sole dispositive power with respect to all 1,612,353 shares of Common Stock. Effective at the close of business on March 29, 1995, the beneficial ownership of 1,099,633 shares of Common Stock held in the discretionary accounts will be transferred to Iridian Asset Management LLC (formerly Arnhold & S. Bleichroeder Capital).

(3) The 1,170,560 shares of Common Stock held by Mr. Gates consist of 220 shares of Common Stock owned directly; 19,118 shares of Common Stock owned by a trust of which Mr. Gates is the indirect beneficiary; 1,129,887 shares of Common Stock owned by a wholly owned subsidiary of The Gates Corporation of which Mr. Gates is Chairman of the Board; 19,800 shares of Common Stock subject to stock options under the Company's Director Stock Option Plan, which options are presently exercisable or exercisable within 60 days of March 12, 1996; and 1,535 shares of Common Stock owned by his wife. Mr. Gates disclaims beneficial ownership of all of the shares of Common Stock owned by his wife. Mr. Gates states that he has shared voting and dispositive power with respect to 1,149,225 shares of Common Stock and sole voting and dispositive power with respect to 19,800 shares of Common Stock.

(4) Holdings include 19,800 shares of Common Stock subject to stock options under the Company's Director Stock Option Plan, which options are presently exercisable or exercisable within 60 days of March 12, 1996. Mr. Hamilton has sole voting and dispositive power with respect to 963,859 shares of Common Stock.

(5) The shares beneficially owned by Foreign & Colonial Management Limited ("F&C Limited") were acquired for investment by F&C Limited on behalf of its clients and as part of its performance of investment services for these clients. Hypo Foreign & Colonial Management (Holdings) Limited ("F&C Holdings") currently owns 100% of the outstanding capital stock of F&C Limited. F&C Limited and F&C Holdings disclaim any intention of exercising any control over the Company. F&C Limited and F&C Holdings state that they have shared voting and dispositive power with respect to 767,695 shares of Common Stock. Pursuant to F&C Limited's standard investment management agreement, each of the clients of F&C Limited grants to it discretion over the voting and disposition of securities acquired by F&C Limited pursuant to its performance of investment management services on behalf of that client.

(6) Robert Fleming Inc. ("Fleming") certifies that the shares owned by it were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect. Fleming states that it has shared voting and shared dispositive power with respect to all 742,872 shares of Common Stock.

(7) The 622,357 shares of Common Stock held by Mr. Precourt consist of 217,766 shares of Common Stock which Mr. Precourt owns directly; 87,841 shares of Common Stock subject to stock options under the Company's Employee Stock Option Plan, which options are presently exercisable or exercisable within 60 days of March 12, 1996; 26,685 shares of Common Stock held through the Company's Thrift Plan; 2,515 shares of Common Stock held in an individual retirement account; 115,626 shares held by a subchapter S corporation wholly owned by Mr. Precourt; 151,996 shares of Common Stock held by a family partnership; 458 shares held in trust for Mr. Precourt's daughter; and 19,470 shares of Common Stock held by his wife. Mr. Precourt disclaims beneficial ownership of the shares of Common Stock held by his wife, his daughter's trust and the shares of Common Stock exceeding his pecuniary interest held by the family partnership. Mr. Precourt states that he has sole voting power with respect to 575,744 shares of Common Stock and sole dispositive power with respect to 602,429 shares of Common Stock. The 26,685 shares of Common Stock held in the Company's Thrift Plan are voted by the Trustee of the Thrift Plan as directed by the committee that administers the Thrift Plan. Mr. Precourt has sole dispositive power but no voting power with respect to the shares held in the Thrift Plan.

     It is the  understanding of the Company that Frederic C. Hamilton,  Charles
C. Gates and Jay A. Precourt intend to vote in favor of each of the proposals described in this proxy statement.

BENEFICIAL OWNERSHIP OF DIRECTORS AND OFFICERS

     The following table sets forth information at March 12, 1996 for the shares of Common Stock and depositary shares ("9.96% Depositary Shares"), each such depositary share representing a one-tenth interest in a share of the Company's 9.96% Cumulative Preferred Stock, par value $1.00 per share, beneficially owned by each director, each executive officer named in the Summary Compensation Table that appears under "Executive Compensation" and by all directors and executive officers of the Company as a group and the percentage of such stock so owned. Except as otherwise indicated, all shares are owned directly, and the indicated owner has sole voting and investment power with respect to such shares.



                              AMOUNT AND NATURE OF                    AMOUNT AND NATURE OF
 NAME AND ADDRESS             BENEFICIAL OWNERSHIP     PERCENT        BENEFICIAL OWNERSHIP OF          PERCENT
OF BENEFICIAL OWNER           OF COMMON STOCK (1)      OF CLASS       9.96% DEPOSITARY SHARES (2)      OF CLASS

Frederic C. Hamilton (3)           963,859               8.3                14,000                        *
The Hamilton Companies
1560 Broadway, Suite 2200
Denver, CO  80202

Charles C. Gates (4)             1,170,560              10.1                 4,000                        *
The Gates Corporation
999 South Broadway
Denver, CO  80209

Jay A. Precourt (5)                622,357               5.3                44,800                       2.2
Tejas Gas Corporation
1301 McKinney, Suite 700
Houston, TX  77010

Charles R. Crisp (6)               171,373               1.5                  --                         --
Tejas Gas Corporation
1301 McKinney, Suite 700
Houston, TX  77010

Robert G. Stone, Jr. (7)            40,438                *                   --                         --
Kirby Corporation
405 Lexington Avenue
39th Floor
New York, NY  10174

A. J. Miller (8)                     3,030                *                 58,700                       2.9
The Hamilton Companies
1560 Broadway, Suite 2200
Denver, CO  80202

Ronald F. Walker (9)                28,270                *                   --                         --
American Financial Corporation
580 Walnut, 11th Floor
Cincinnati, OH  45202

Arthur L. Kelly (10)                 2,500                *                   --                         --
KEL Enterprises Ltd.
Suite 1117
Chicago, Illinois 60603

James W. Whalen (11)                49,741                *                 10,000                        *
Tejas Gas Corporation
1301 McKinney, Suite 700
Houston, Texas  77010




                              AMOUNT AND NATURE OF                    AMOUNT AND NATURE OF
 NAME AND ADDRESS             BENEFICIAL OWNERSHIP     PERCENT        BENEFICIAL OWNERSHIP OF          PERCENT
OF BENEFICIAL OWNER            OF COMMON STOCK (1)     OF CLASS       9.96% DEPOSITARY SHARES (2)      OF CLASS

P. Anthony Lannie (12)                13,650              *                   --                          --
Tejas Gas Corporation
1301 McKinney, Suite 700
Houston, TX  77010

Rene R. Joyce (13)                    39,509              *                   --                          --
Acadian Gas Corporation
1301 McKinney, Suite 700
Houston, TX  77010

All directors and executive        3,108,187             26.1              131,500                       6.6
officers of the Company as a
group (12 persons)  (14)

-----------------------------

*        Less than 1%

(1) See footnote (1) in the table set forth under "Five Percent Beneficial Owners." No director or officer is a beneficial owner of 5 1/4% Depositary Shares representing an interest in shares of 5 1/4% Preferred Stock.

(2) Generally, the 9.96% Depositary Shares have no voting rights unless quarterly dividends are in arrears for more than six quarters or except in the case of certain amendments to the Company's Certificate of Incorporation.

(3) See footnote (4) in the table set forth under "Five Percent Beneficial Owners" for a description of the nature of the beneficial ownership of Common Stock.

(4) See footnote (3) in the table set forth under "Five Percent Beneficial Owners" for a description of the nature of the beneficial ownership of Common Stock.

(5) See footnote (7) in the table set forth under "Five Percent Beneficial Owners" for a description of the nature of the beneficial ownership of Common Stock. Mr. Precourt states that he has sole voting and dispositive power with respect to 41,800 9.96% Depositary Shares. Mr. Precourt disclaims beneficial ownership of 3,000 9.96% Depositary Shares, of which 1,000 are owned by his wife, and 2,000 by his daughter.

(6) The 171,373 shares of Common Stock held by Mr. Crisp consist of 114,735 shares of Common Stock owned directly, 54,706 shares of Common Stock subject to stock options under the Company's Employee Stock Option Plan, which are presently exercisable or exercisable within 60 days of March 12, 1996, and 1,932 shares of Common Stock in the Company's Thrift Plan (such shares in the Thrift Plan are voted by the Trustee of the Thrift Plan as directed by the committee that administers the Thrift Plan). Mr. Crisp has sole dispositive power but no voting power with respect to 1,932 shares of Common Stock held in the Thrift Plan and sole voting and dispositive power with respect to the remaining 169,441 shares of Common Stock.

(7) The 40,438 shares of Common Stock held by Mr. Stone consist of 19,800 shares of Common Stock subject to stock options under the Company's Director Stock Option Plan, which are presently exercisable or exercisable within 60 days of March 12, 1996; 4,345 shares of Common Stock which Mr. Stone owns directly; 9,075 shares of Common Stock held by trusts of which Mr. Stone is trustee; and 7,218 shares of Common Stock owned by his wife. Mr. Stone states that he has sole voting and dispositive power with respect to 24,145 shares of Common Stock, and shared voting and dispositive power with respect to 16,293 shares of Common Stock. Mr. Stone disclaims beneficial ownership of the 9,075 shares held by the trusts.

(8) The 3,030 shares of Common Stock held by Mr. Miller consist of 720 shares of Common Stock held by him directly and 2,310 shares of Common Stock subject to stock options under the Company's Director Stock Option Plan, which are presently exercisable or exercisable within 60 days of March 12, 1996. Mr. Miller states that he has sole voting and dispositive power with respect to 41,700 9.96% Depositary Shares and 3,030 shares of Common Stock. Mr. Miller disclaims beneficial ownership of 17,000 9.96% Depositary Shares, which are owned by his wife.

(9) The 28,270 shares of Common Stock held by Mr. Walker consist of 8,470 shares of Common Stock owned directly and 19,800 shares of Common Stock subject to stock options under the Company's Director Stock Option Plan, which are presently exercisable or exercisable within 60 days of March 12, 1996. Mr. Walker has sole voting and dispositive power with respect to all such shares of Common Stock.

(10) The 2,500 shares of Common Stock are held by Mr. Kelly indirectly through KEL Enterprises, L.P. Mr. Kelly has sole voting and dispositive power with respect to all such shares of Common Stock.

(11) The 49,741 shares of Common Stock held by Mr. Whalen consist of 48,278 shares of Common Stock subject to stock options under the Company's Employee Stock Option Plan, which are presently exercisable or exercisable within 60 days of March 12, 1996, and 1,463 shares of Common Stock in the Company's Thrift Plan (such shares in the Thrift Plan are voted by the Trustee of the Thrift Plan as directed by the committee that administers the Thrift Plan). Mr. Whalen has sole dispositive power but no voting power with respect to 1,463 shares of Common Stock held in the Thrift Plan and sole voting and dispositive power with respect to the 48,278 shares of Common Stock subject to stock options. Mr. Whalen disclaims beneficial ownership of such number of the 10,000 9.96% Depositary Shares held by Diversified Diagnostic Products, Inc., a corporation in which Mr. Whalen is a shareholder, as exceed his pecuniary interest.

(12) The 13,650 shares of Common Stock held by Mr. Lannie consist of 13,170 shares of Common Stock subject to stock options under the Company's Employee Stock Option Plan, which are presently exercisable or exercisable within 60 days of March 12, 1996, and 480 shares of Common Stock in the Company's Thrift Plan (such shares in the Thrift Plan are voted by the Trustee of the Thrift Plan as directed by the committee that administers the Thrift Plan). Mr. Lannie has sole dispositive power but no voting power with respect to 480 shares of Common Stock held in the Thrift Plan and sole voting and dispositive power with respect to the 13,170 shares of Common Stock subject to stock options.

(13) The 39,509 shares of Common Stock held by Mr. Joyce consist of 6,070 shares of Common Stock owned directly, 24,407 shares of Common Stock subject to stock options under the Company's Employee Stock Option Plan, which are presently exercisable or exercisable within 60 days of

     March 12, 1996, and 9,032 shares of Common Stock in the Company's Thrift Plan (such shares in the Thrift Plan are voted by the Trustee of the Thrift Plan as directed by the committee that administers the Thrift Plan). Mr. Joyce has sole dispositive power but no voting power with respect to 9,032 shares of Common Stock held in the Thrift Plan and sole voting and dispositive power with respect to the remaining 30,477 shares of Common Stock.

(14) Includes 312,812 shares of Common Stock subject to stock options under the Company's Director Stock Option Plan and Employee Stock Option Plan, which are presently exercisable or which are exercisable within 60 days of March 12, 1996.


                MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held seven meetings during 1995. The Board of Directors has standing Executive, Audit, Compensation and Stock Option Committees. During 1995, each of the directors, except for Mr. Gates, attended 75% or more of the aggregate of the total number of meetings of the Board and the committees on which they served.

EXECUTIVE COMMITTEE

     The Executive Committee may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company, subject to certain statutory and other limitations. Members of the Executive Committee are: Chairman Frederic C. Hamilton, Charles C. Gates, Jay A. Precourt, Robert G. Stone, Jr. and Ronald F. Walker. The Executive Committee held no meetings in 1995.

AUDIT COMMITTEE

     The Audit Committee reviews and makes recommendations to the Board of Directors concerning employment of the independent certified public accountants and other services related to the audit; reviews the scope and results of the audit with the independent certified public accountants; considers the adequacy of the internal accounting and auditing procedures of the Company; and reviews the non-audit services to be performed by the independent certified public accountants and considers the effect of such performance on their independence. The Audit Committee also meets periodically with:

     a. The Company's independent certified public accountants to review the Company's accounting policies, internal controls and other accounting and auditing matters;

     b.   The  Company's  chief  financial   officer  to  review  the  Company's
          accounting policies, the results of the annual audit and the Company's periodic financial statements; and

     c.   The  Company's  legal  counsel  to review  outstanding  and  potential
          litigation,   regulatory   proceedings  and  other  significant  legal
          matters.

     Members of the Audit Committee are: Chairman A. J. Miller, Charles C. Gates and Robert G. Stone, Jr. The Audit Committee met three times in 1995.

COMPENSATION COMMITTEE

     The Compensation Committee reviews the compensation received by the officers, other senior level employees and directors of the Company and recommends to the Board of Directors and the Stock Option Committee the forms and amounts of compensation, including bonuses and the granting of options under the Company's Employee Stock Option Plan. Members of the Compensation Committee are: Chairman Frederic C. Hamilton, A.J. Miller, Robert G. Stone, Jr. and Ronald
F. Walker. The Compensation Committee met four times in 1995.

STOCK OPTION COMMITTEE

     The Stock Option Committee reviews and grants options under the Company's employee stock option plan, in coordination with the Compensation Committee. Members of the Stock Option Committee are: Chairman Robert G. Stone, Jr., Charles C. Gates, and Ronald F. Walker. The Stock Option Committee met three times in 1995.

NOMINATING COMMITTEE

     The Board of Directors has no nominating committee.

COMPENSATION OF DIRECTORS

     The aggregate amount of directors' fees paid for meetings in 1995 was $151,625. Each director, other than those who are regularly employed officers of the Company, receives an annual retainer of $10,000, a fee of $1,000 for each Board meeting or Executive Committee meeting attended and $500 for each other committee meeting attended. In addition, in July 1995, each nonemployee director was awarded 220 shares of Common Stock (which includes 20 shares of Common Stock issued pursuant to a stock dividend of one-tenth of a share of Common Stock paid to stockholders of record on July 27, 1995). The Chairmen of the Audit and Compensation Committees also receive a fee of $750 each quarter for their Chairmanships. The Company also reimburses directors for travel and related expenses incurred in attending meetings of the Board of Directors or its committees.

     The directors of the Company who are not employees of the Company or any affiliate of the Company are eligible to participate in the Tejas Gas Corporation Director Stock Option Plan (the "Director Plan"). Pursuant to the terms of the Director Plan, on March 13, 1992, each of the six eligible directors was granted an initial option to purchase 16,500 shares (after adjustment to reflect a stock split and stock dividend of Common Stock). Individuals who subsequently become nonemployee directors of the Company are automatically granted an initial option to purchase 16,500 shares of Common Stock on the first business day after the annual meeting of stockholders in the year in which they become nonemployee directors. On the first business day following the Company's annual meeting of stockholders of each year following the grant of the initial option, each incumbent nonemployee director is granted an additional option to purchase 1,650 shares of Common Stock. Except for the options granted in 1992 (which had exercise prices as designated in the Director
Plan), each option granted pursuant to the Director Plan has an exercise price per share equal to the market value of a share of Common Stock on the date the option is granted. The total number of shares of Common Stock which may be awarded to eligible directors pursuant to the Director Plan will not exceed 247,500 shares, subject to adjustment as provided in the Director Plan. Except for the options granted on March 13, 1992 (all of which have become exercisable), each option granted under the Director Plan becomes exercisable, on a cumulative basis, in five equal installments, with the first installment becoming exercisable six months after the date of grant and the remaining four installments exercisable annually beginning on the first anniversary of the grant date. The exercise price of the options is payable in cash or Common Stock previously held by the director for at least six months valued at fair market value, or in a combination of both cash and such Common Stock. None of the options may be exercised after seven years from the date of grant.

     In addition, if the Company's stockholders approve the adoption of the Director Stock Award Plan at the Annual Meeting, nonemployee directors of the Company will be awarded a number of newly issued shares of Common Stock on July 19 of each year equal to (i) $10,000, divided by (ii) the fair market value (determined in accordance with such plan) per share of Common Stock on such date (with cash in lieu of fractional shares), and will be entitled to elect to receive shares of Common Stock in lieu of their cash annual retainer (currently $10,000). See Proposal 2 for a description of the Director Stock Award Plan.


PROPOSAL 1.

                              ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. Each year the directors in one class are elected to serve for terms of three years. All of the persons named below have served as a director of the Company since 1988, the year of the Company's inception, except for Arthur L. Kelly who began service as a director in February 1996. The Board of Directors has nominated Messrs. Robert
G. Stone, Jr. and Ronald F. Walker for election as directors at the 1996 annual meeting. Each of the nominees is currently a director of the Company. Each director elected in 1996 will serve until the 1999 annual meeting and their respective successors are duly elected and qualified, or until their earlier resignation or removal.

     If no direction to the contrary is given, all proxies received by the Board of Directors will be voted "FOR" the election as directors of Messrs. Robert G. Stone, Jr. and Ronald F. Walker. In the event that any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his stead at the discretion of the proxy holders. The Board of Directors knows of no reason to anticipate that this will occur.

     Effective February 8, 1996, Arthur L. Kelly was elected to the Board of Directors to fill a newly created vacancy. His term will expire at the 1998 annual meeting.


             DIRECTORS WHOSE TERMS EXPIRE AT THE 1996 ANNUAL MEETING

                                                    POSITIONS AND OFFICES
NAME                               AGE                WITH THE COMPANY

Robert G. Stone, Jr. (1)           73               Director (a)(b)(c)(d)
Ronald F. Walker (2)               57               Director (a)(b)(d)

            DIRECTORS WHOSE TERMS EXPIRE AT THE 1997 ANNUAL MEETING

                                                     POSITIONS AND OFFICES
NAME                               AGE                 WITH THE COMPANY

Frederic C. Hamilton (3)           68               Chairman of the Board and
                                                      Director (a)(b)
Jay A. Precourt (4)                58               Vice Chairman of the Board,
                                                      Chief Executive Officer
                                                      and Director (a)
Charles C. Gates (5)               74               Director (a)(c)(d)


             DIRECTORS WHOSE TERMS EXPIRE AT THE 1998 ANNUAL MEETING

                                                     POSITIONS AND OFFICES
NAME                               AGE                 WITH THE COMPANY

Charles R. Crisp (6)               48               President and Director
A. J. Miller (7)                   55               Director (b)(c)
Arthur L. Kelly (8)                58               Director


--------------------------

(a)  Member of Executive Committee
(b)  Member of Compensation Committee
(c)  Member of Audit Committee
(d)  Member of Stock Option Committee

(1) Mr. Stone has been Chairman of the Board and a director of Kirby Corporation, a company primarily engaged in marine transportation and diesel repair, for more than the past five years. He is also a director of First Boston Investment Funds, Inc., The Japan Fund, Inc., various funds managed by Scudder, Stevens & Clark, Inc., Tandem Computers Incorporated, Core Industries, Inc., and Russell Reynolds Associates, Inc. Prior to July 1991, he was a director of Hamilton Oil Corporation ("HOC"). Mr. Stone is Chairman of the Board and a Trustee of the Mystic Seaport Museum. He is also a Trustee of The International House (Life Trustee) and the National Rowing Foundation and a Fellow of Harvard College.

(2) Mr. Walker is Vice Chairman and a Director of Great American Insurance Company, a wholly owned subsidiary of American Financial Group. Mr. Walker was President, Chief Operating Officer and a director of American Financial Corporation, a holding company, for more than five years ending April 1995. Mr. Walker was President and Chief Operating Officer of The Penn Central Corporation ("Penn Central") for approximately five years, ending in February 1992. He was President, Chief Executive Officer and Director of General Cable Corporation, a company primarily engaged in the manufacture of wires and cables, for approximately two years ending in June 1994. Mr. Walker is also a director of American Financial Enterprises, Inc., American Annuity Group, Inc., and Chiquita Brands International, Inc. Pursuant to an agreement among the Company, Penn Central and HOC, Penn Central had the right to designate for nomination one director of the Company for so long as it owned 10% or more of the outstanding shares of Common Stock of the Company. Pursuant to such right, Mr. Walker has served as a director of the Company since its inception. His term expires at the 1996 Annual Meeting. Penn Central sold its holdings in the Company in a secondary offering in November 1993. After Penn Central sold its holdings, the members of the Board of Directors of the Company expressed their desire to Mr. Walker that he continue to serve as a director of the Company.

(3) Mr. Hamilton has been Chairman of the Board of the Company since its formation. Mr. Hamilton has also been Chairman of the Board of Tejas Gas Corp., a subsidiary of the Company, for more than the past five years. Mr. Hamilton serves as Chairman of The Hamilton Companies. He was formerly
     Chairman of the Board, President and Chief Executive Officer of BHP Petroleum, Hamilton Oil Company and various Hamilton Oil Company subsidiaries and affiliates. He is a director of the United States Trust Company of New York, the American Petroleum Institute and is a member of the National Petroleum Council. Mr. Hamilton is Chairman of the Denver Art Museum, the Denver Art Museum Foundation, the Graland Foundation, and a trustee of the Boy's Club Foundation and the Boy Scouts of America Denver Foundation.

(4) Mr. Precourt has been the Vice Chairman and Chief Executive Officer of the Company since its formation. Mr. Precourt has also been Chief Executive Officer of Tejas Gas Corp., a subsidiary of the Company, for more than the past five years. Prior to May 1990, Mr. Precourt was a director of HOC. He is currently a director of Dresser Industries, Inc. and Founders Funds Inc. He is also a director of the American Business Conference in Washington, D.C., as well as a director of the Alley Theater in Houston and Chairman of the Advisory Board of the SW CEO Council.

(5) Mr. Gates has been Chairman of the Board of The Gates Corporation, a company primarily engaged in the manufacture of automotive and industrial belts and hoses, for more than the past five years. Since 1992, he has been a director of Cody Energy, Inc., a wholly owned subsidiary of The Gates Corporation engaged in the production and marketing of oil and gas. Prior to July 1991, Mr. Gates was a director of HOC. Mr. Gates is currently a Trustee of the California Institute of Technology and of Colorado Outward Bound. He is a trustee of the Denver Museum of Natural History and the Denver Art Museum Foundation. He also serves as President of the Gates Foundation Board of Trustees.

(6)  Mr. Crisp has been President of the Company since November 1, 1988.

(7) Mr. Miller is associated with the Hamilton Companies, a private company that specializes in co- ventures which build up long-term value, since January 1995. Mr. Miller has been a director of Hamilton Oil Company, Inc. since July 1991. Prior to July 1991, he was Executive Vice President, Chief Financial Officer and Treasurer of HOC.

(8) Mr. Kelly is the Managing Partner of KEL Enterprises L.P., a holding and investment partnership in Chicago, a position he has held for more than five years. Mr. Kelly was formerly a senior partner of the management consulting firm A.T. Kearney, Inc. where he was employed from 1959 to 1975, and was later President of LaSalle Steel Company where he was employed from 1975 to 1981. He is a director of Bayerische Motoren Werke (BMW) A.G., Deere & Co., Nalco Chemical Company, Northern Trust Corporation, and Snap-On Incorporated. He also serves as a member of the Executive Committee and Board of Trustees of The University of Chicago, as Chairman of the Board of Directors of ARCH Development Corporation, as a Member of the Board of Directors of the Chicago Council of Foreign Relations and the American Council on Germany, and as a Member of the Advisory Council of the Ditchley Foundation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MESSRS. STONE AND WALKER TO THE BOARD OF DIRECTORS. THE TWO DIRECTORS WILL BE ELECTED BY A PLURALITY OF THE VOTES CAST BY HOLDERS OF SHARES OF COMMON STOCK PRESENT OR REPRESENTED AND ENTITLED TO VOTE AT THE MEETING.


                               EXECUTIVE OFFICERS

     The following table lists the persons currently serving as the executive officers of the Company who have been nominated for re-election to such positions at the first directors' meeting to be held following the annual meeting of stockholders. If elected, the persons named below are expected to serve in the position stated until the first directors' meeting following the 1997 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. Messrs. Hamilton, Precourt, and Crisp have served as officers since 1988. Mr. Whalen was employed as an officer of the Company in August 1992, Mr. Lannie was employed as an officer of the Company in February 1994, Mr. Street was employed as an officer of the Company in December 1995, and Mr. Joyce was employed as an officer of Acadian Gas Corporation, a subsidiary of the Company, in December 1990.


     NAME                          AGE            CAPACITIES IN WHICH SERVED

     Frederic C. Hamilton          68             Chairman of the Board
     Jay A. Precourt               58             Vice Chairman of the Board and
                                                  Chief Executive Officer
     Charles R. Crisp              48             President
     James W. Whalen               54             Executive Vice President,
                                                  Chief Financial Officer and
                                                  Treasurer
     P. Anthony Lannie             42             Senior Vice President, General
                                                  Counsel and Secretary
     James E. Street               39             Senior Vice President -
                                                  Human Resources
     Rene R. Joyce                 48             Executive Vice President of
                                                  Tejas-Acadian Holding Company


     See "Election of Directors" for additional information with respect to Messrs. Hamilton, Precourt and Crisp.

     James W. Whalen served as Senior Vice President and Chief Financial Officer of the Company from August 17, 1992 until August 1, 1993 and since then has been Executive Vice President and Chief Financial Officer. He was elected Treasurer by the Board of Directors on March 17, 1993. Mr. Whalen was a Vice President of The Coastal Corporation from July 1986 to August 1992. As a Vice President for The Coastal Corporation, an integrated energy company, he was responsible for corporate finance.

     P. Anthony Lannie has served as Senior Vice President, General Counsel and Secretary of the Company since February 7, 1994. From October 1991 through January 1994, Mr. Lannie was Vice President, General Counsel and Secretary of Baroid Corporation, an oil field services company. Prior to joining Baroid, Mr. Lannie was Executive Vice President and a director of Greyhound Lines, Inc., a nationwide bus transportation company, and certain affiliated companies from 1987 to 1991. As Executive Vice President of Greyhound Lines, Inc., Mr. Lannie was responsible for corporate staff functions, including the legal department.

     James E. Street has served as Senior Vice President - Human Resources of the Company since December 9, 1995. From October 1993 to October 1995, Mr. Street was President of BRI, a benefits and compensation consulting firm, and was also employed at Enron Corp., an integrated energy company, and Dean Witter Reynolds Inc., a financial services company, as a result of prior agreements and joint business relationships with BRI. Prior to forming BRI, Mr. Street was Vice President, Human Resources and a corporate officer of Enron Corp., where he was responsible for the human resources function of the corporation from 1989 to 1993. He was employed by Enron Corp. from 1979 to 1993.

     Rene R. Joyce has served as Executive Vice President of Tejas-Acadian Holding Company and Tejas Alliance Holding Company, wholly owned subsidiaries of the Company, since November 1, 1995. Mr. Joyce has also served as President of Acadian Gas Corporation, a wholly owned subsidiary of the Company, since becoming employed by the Company on December 28, 1990. From January 1984 to December 28, 1990, he was President of Acadian Gas Pipeline System, a partnership primarily engaged in natural gas transmission owned by Occidental Petroleum Corporation and Texas Oil & Gas Corp.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Except as described in the following sentence, the Company has neither employment contracts with its executive officers nor termination or change in control provisions for its executive officers. The Tejas Gas Corporation Employee Stock Option Plan provides that all outstanding stock options shall become immediately exercisable, whether or not then exercisable, upon the occurrence of the following events: the acquisition of more than 50% of the Company's Common Stock by any person other than BHP Holdings (U.S.A.) Inc., Charles C. Gates, The Penn Central Corporation, Frederic C. Hamilton, or affiliates or subsidiaries thereof, or if all or substantially all of the assets of the Company are acquired by any person, or if the Company adopts a plan of liquidation.


                             EXECUTIVE COMPENSATION

GENERAL

     The Summary Compensation Table sets forth individual compensation information for the Chief Executive Officer and the four other most highly paid executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1995, 1994, and 1993. The table discloses the annual salary, bonuses and other compensation awards and payouts to the named executive officers.


                           SUMMARY COMPENSATION TABLE*

                               ANNUAL COMPENSATION

               (a)                 (b)              (c)           (d)              (e)             (f)

                                                                                LONG TERM
                                                                               COMPENSATION

                                                                                  AWARDS

                                                                                SECURITIES      ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR           SALARY         BONUS          UNDERLYING     COMPENSATION
                                                    ($)           ($)            OPTIONS           ($)
                                                                  (1)              (#)             (2)

Jay A. Precourt                    1995           $400,000       $      0       32,194          $127,772
Vice Chairman of the Board and     1994           $354,591       $305,726       24,089            $4,500
Chief Executive Officer            1993           $325,000       $325,000       22,520            $7,075

Charles R. Crisp                   1995           $300,000       $      0       19,921            $9,000
President                          1994           $287,353       $271,678       15,565            $8,621
                                   1993           $270,900       $243,810       14,548            $7,075

James W. Whalen                    1995           $224,167       $      0       11,805            $6,725
Executive Vice President,          1994           $214,167       $190,000        9,240            $6,425
Chief Financial Officer            1993           $204,167       $175,000        4,400            $6,125
and Treasurer

P. Anthony Lannie (3)              1995           $186,875       $      0        5,500            $5,606
Senior Vice President,             1994           $161,654       $115,000       15,950            $4,850
General Counsel and Secretary

Rene R. Joyce (4)                  1995           $254,010       $111,790       38,200            $7,620
Executive Vice President-          1994           $243,873       $ 27,655        7,050            $7,316
Tejas Acadian Holding Company      1993           $233,363       $186,690        8,173            $7,001

--------------------


* The number of options has been adjusted for the stock dividend of one-tenth of a share of Common Stock paid to stockholders of record on July 27, 1995.

(1) The "bonus" amounts in 1995 are the cash awards that were earned in 1995 but will be paid in 1996 and 1997 to the named executive officers pursuant to an annual incentive compensation plan (the "Incentive Plan"), under which a participant may receive incentive compensation in addition to base salary, subject to the attainment of stated performance goals, based on the participant's level of authority and responsibility and a determination of individual performance during the year. Mr. Joyce was the only executive officer named in the Table to receive an award for 1995 under the Incentive Plan. Plan participants and performance goals are established annually by the Compensation Committee of the Board of Directors upon review of recommendations made by management. Under the Incentive Plan, participants are eligible to receive payments if the Company and/or the participant's business unit meets minimum performance goals with payments increasing as these goals are exceeded by predetermined margins. There is no formal plan document relating to the Incentive Plan, and the Compensation Committee has reserved the right to change the terms of the Incentive Plan in the future. The Compensation Committee expects that the performance goals under the Incentive Plan may change from year to year. In 1995, the performance goals were based on a combination of factors including the Company's earnings per share, the Company's earnings before deduction of certain expenses of the Company, net earnings from operations of the applicable business unit and earnings from operations before deduction of certain expenses of the applicable business unit. With respect to the "bonus" amounts in 1995, Mr. Joyce was paid 50% in March 1996, and will be paid 50% in January 1997. With respect to the "bonus" amounts in 1994, Messrs. Precourt, Crisp, Whalen, and Lannie were paid 50% in March 1995 and were paid 50% in January 1996, and Mr. Joyce was paid 72% in March 1995 and 28% in January 1996. With respect to the "bonus" amounts in 1993, Messrs. Precourt, Crisp, Whalen and Joyce were paid 50% in early 1994 and were paid 50% in early 1995.

(2) The amounts in this column are amounts contributed or accrued by the Company under the Company's Thrift Plan, as supplemented by the Thrift Benefits Restoration Plan, on behalf of the named executive officers. In 1994, the Company authorized a life insurance plan providing for split-dollar life insurance to be maintained for certain executive officers and key employees who elected not to participate in the Company's benefit restoration plans. Mr. Precourt was the only officer to elect to receive the split-dollar life insurance coverage during 1995 in lieu of benefits restoration. The premiums paid by the Company on behalf of Mr. Precourt were $123,272 in 1995.

(3)  Mr. Lannie became an executive officer of the Company on February 7, 1994.

(4) Mr. Joyce previously acquired phantom equity rights ("Equity Rights") in Acadian Gas Corporation, a wholly-owned subsidiary of the Company, and options to purchase Equity Rights ("Equity Rights Options") pursuant to the terms of an Executive Incentive Agreement dated March 13, 1991, as amended (the "Acadian Rights Agreement"). During 1995, the Acadian Rights Agreement was terminated, Mr. Joyce's Equity Rights Options were cancelled and he was granted 29,602 options to acquire Common Stock (the underlying securities of which are included in column (e)) pursuant to a Termination and Grant Agreement dated October 5, 1995. In addition, during 1995 Mr. Joyce transferred his Equity Rights to the Company in exchange for 4,360 shares of Common Stock pursuant to an Exchange Agreement dated July 24, 1995. The value of such 4,360 shares of Common Stock at the time of the award ($197,730) was intended to approximate the value of the Equity Rights exchanged for such shares (based upon the book value of such Equity Rights as of December 31, 1994).


OPTIONS GRANTED

     The following table discloses, for each of the persons listed in the Summary Compensation Table, information concerning options granted during 1995. Options were granted to executive officers under the Tejas Gas Corporation Employee Stock Option Plan. In addition to the number of options granted, the table discloses the percent the grant represents of total options granted to employees during the year, the exercise price, the market price of the Common Stock on the date of grant, the expiration date and the present value on the grant date.


                                                     OPTIONS GRANTED IN 1995*

                               INDIVIDUAL GRANTS

     (a)                     (b)                   (c)                (d)              (e)              (f)

                         NUMBER OF           PERCENT OF TOTAL    EXERCISE PRICE     EXPIRATION      GRANT DATE
     NAME                SECURITIES          OPTIONS GRANTED         ($/SH)            DATE        PRESENT VALUE
                         UNDERLYING          TO EMPLOYEES IN                                             ($)
                       OPTIONS GRANTED            1995                (2)                                (3)
                           (#)(1)

Jay A. Precourt            32,194                 16.9%             $37.273          2-16-2002       $491,572
Charles R. Crisp           19,921                 10.4%             $37.273          2-16-2002       $304,175
James W. Whalen            11,805                  6.2%             $37.273          2-16-2002       $180,251
P. Anthony Lannie           5,500                  2.9%             $37.273          2-16-2002        $83,980
Rene R. Joyce               8,598                  4.5%             $37.273          2-16-2002       $131,283
Rene R. Joyce (4)          29,602                 15.5%             $50.75           10-5-2002       $582,125

--------------------

* The number of shares and related information have been adjusted for the stock dividend of one-tenth of a share of Common Stock paid to stockholders of record on July 27, 1995.

(1) The options included in the table were granted to Messrs. Precourt, Crisp, Whalen and Lannie on February 16, 1995, and to Mr. Joyce on February 16, 1995 and October 5, 1995, and have exercise prices equal to the closing price of the Common Stock on the New York Stock Exchange Composite Tape on the applicable grant date. The options become exercisable in 20% increments commencing on the date of grant, so long as employment with the Company continues. Thus, one-fifth of the options become exercisable on the applicable grant date and on the anniversary date of the applicable grant date in each of 1996, 1997, 1998, and 1999.

(2) In the event that the fair market value of the Company's Common Stock is ever less than the exercise price of an option, the Stock Option Committee of the Board of Directors has the authority under the Tejas Gas Corporation Employee Stock Option Plan to cancel such option and grant a new option to the optionee for the same number of shares and at a new exercise price. If this should occur, the Company would receive less for the stock and the employee more upon sale. This has never been done in the past at the Company, and the Stock Option Committee has no present intention of doing so in the future.

(3) The value has been calculated using a variation of the Black-Scholes stock option valuation methodology. The applied model uses the grant date of February 16, 1995 and an option exercise price of $37.273 for Messrs. Precourt, Crisp, Whalen and Lannie. For Mr. Joyce, the model uses a grant date of February 16, 1995 and an option exercise price of $37.273 for 8,598 of his options, and a grant date of October 5, 1995 and an option exercise price of $50.75 for 29,602 of his options. It assumes a standard deviation of approximately 16% for the February 16 grants and approximately 20% for the October 5 grant, a risk-free rate of return of 7.32% for the February 16 grants and 5.98% for the October 5 grant, and no dividend yields. Options have an exercise period of seven years. The model assumes that all options are held until the expiration date, then exercised. No reduction has been made in the valuations on account of non-transferability of the



                                       17




     options or vesting or forfeiture provisions. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model.

(4) See footnote (4) in the Summary Compensation Table set forth under "EXECUTIVE COMPENSATION--GENERAL" for additional information with respect to the grant of the 29,602 options to Mr. Joyce on October 5, 1995.



AGGREGATE OPTIONS EXERCISED

     The following table sets forth, for each of the persons listed in the Summary Compensation Table, certain information concerning stock options exercised during 1995. The table also discloses information concerning unexercised stock options held at December 31, 1995.


      AGGREGATED OPTION EXERCISES IN 1995 AND 1995 YEAR-END OPTION VALUES*

    (a)                    (b)           (c)                   (d)                                (e)

                         SHARES         VALUE          NUMBER OF SECURITIES               VALUE OF UNEXERCISED
   NAME                ACQUIRED ON     REALIZED            UNDERLYING                          IN-THE-MONEY
                        EXERCISE         ($)           UNEXERCISED OPTIONS                OPTIONS AT 12/31/95
                           (#)                             AT 12/31/95                            ($)
                                         (1)                   (#)                                (1)
                                                    EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE

Jay A. Precourt          49,548       $2,123,825       60,230         56,877         $1,596,827      $1,000,491
Charles R. Crisp              0                0       37,793         35,806           $994,987        $626,883
James W. Whalen               0                0       41,697         24,998         $1,312,716        $527,012
P. Anthony Lannie             0                0        7,480         13,970            $32,602         $91,808
Rene R. Joyce                 0                0       19,053         40,718           $329,979        $363,051

--------------------------

* The number of shares and related information have been adjusted for the stock dividend of one-tenth of a share of Common Stock paid to stockholders of record on July 27, 1995.

(1) Based on the closing price of the Company's Common Stock on the New York Stock Exchange Composite Tape on the exercise date (column (c)) and at year-end (column (e)), respectively, minus the exercise price.



PENSION PLAN

     Company employees are covered by a defined benefit pension plan, the Tejas Gas Corporation Pension Plan (the "Pension Plan"), that provides benefits under a formula based upon final average compensation, which is the average of the highest 60 consecutive months in the last 120 months of employment prior to termination. In addition, the Company has adopted a supplemental retirement plan (the "Pension Benefits Restoration Plan") which is designed to assure payments to certain employees of that retirement income which would have been provided under the Pension Plan except for the dollar limitation on accrued benefits imposed by the Internal Revenue Code of 1986, as amended. The following table sets forth estimated annual benefits payable upon retirement at age 65 under the Pension Plan and Pension Benefits Restoration Plan for specified earnings and years of service classification.


                               PENSION PLAN TABLE

                                    YEARS OF PENSIONABLE SERVICE (1)

REMUNERATION             15           20           25         30          35

$150,000              $31,682      $42,242      $52,803     $59,614    $66,424
$200,000              $42,932      $57,242      $71,553     $80,864    $90,174
$300,000              $65,432      $87,242     $109,053    $123,364   $137,674
$400,000              $87,932     $117,242     $146,553    $165,864   $185,174
$500,000             $110,432     $147,242     $184,053    $208,364   $232,674
$600,000             $132,932     $177,242     $221,553    $250,864   $280,174
$700,000             $155,432     $207,242     $259,053    $293,364   $327,674
$800,000             $177,932     $237,242     $296,553    $335,864   $375,174
$900,000             $200,432     $267,242     $334,053    $378,364   $422,674

-----------------

(1) The qualified pension plan limits compensation in accordance with Section 401(a)(17) of the Internal Revenue Code and also limits benefits in accordance with Section 415 of the Internal Revenue Code. Pension benefits based on compensation above the qualified plan limit or in excess of the limit on annual benefits are provided through the Pension Benefits Restoration Plan.

     The formula for calculating pension benefits is 1% of final average earnings times years of pensionable service up to 25 years, plus .5% of final average earnings for years of pensionable service in excess of 25 years, plus
 .5% of final average earnings in excess of Covered Compensation (as defined by the Social Security Act) times years of pensionable service up to 35 years. The Pension Plan provides for 100% vesting after five years of vesting service but no vesting prior thereto. Benefits payable are not subject to any deductions for Social Security or other offset amounts.

     The amounts eligible for benefits under the Pension Plan and the Pension Benefits Restoration Plan in 1995 for Messrs. Precourt, Crisp, Whalen, Lannie, and Joyce were $721,363, $563,744, $412,667, $250,375, and $373,355, respectively. The amounts shown are based upon cash compensation actually paid in 1995 (which includes incentive award amounts earned in prior years but not paid until 1995) versus compensation earned in 1995, as set forth in the Summary Compensation Table (some of which will not be paid until 1996 and 1997). For purposes of the Pension Plan, Messrs. Precourt, Crisp, Whalen, and Lannie have 7, 7, 3, and 1 years of accrued pensionable service, respectively, and 26, 7, 3 and 2 years of vesting service, respectively, as of December 31, 1995. Mr. Joyce was covered under the Acadian Gas Pipeline System Pension Plan ("Acadian Pension Plan") which was merged into the Tejas Gas Corporation Pension Plan on September 1, 1991. As a result, as of December 31, 1995, Mr. Joyce has 11 years of accrued pensionable service for purposes of computing the portion of his pension benefits accrued under the Acadian Pension Plan benefit formula and 4 years of accrued pensionable service under the Tejas Pension Plan benefit formula and 15 years of vesting service.


PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the S&P 500 index and to the Dow Jones Pipelines Industry Group Weighted Index for the period commencing December 31, 1990 and ending December 31, 1995. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1990 and that all dividends were reinvested. Other than dividends payable in Common Stock, the Company has paid no dividends on its Common Stock.


                    1990      1991      1992      1993      1994      1995

TEJAS GAS           $100       $88      $135      $312      $298      $363

S&P                 $100      $130      $140      $155      $157      $216

PIPELINES           $100      $102      $123      $156      $154      $212

                         Based on 12/31 Year End values

           Assumes $100 Invested on 12/31/90 in Company Common Stock,
      S&P 500 Index, and Dow Jones Pipelines Industry Group Weighted Index

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee is composed entirely of directors who are not eligible to participate in any of the employee plans the Committee administers.

     Since its inception, the Company has maintained the philosophy that compensation of its executive officers and its other employees should be directly and materially linked to operating performance. It is a historical fact, therefore, that in years when the Company has had extraordinary success, its officers have been well compensated and in less profitable years, the officers' pay has been negatively impacted to a substantial degree.

     The Board of Directors structured the Company's executive compensation policies with the following objectives:

     o To ensure that there is an appropriate linkage between executive compensation and the creation of shareholder value;

     o To ensure that the total program is designed to attract, motivate and retain executives of outstanding abilities;

     o To ensure the competitiveness of current cash and equity incentive opportunities;

     o    To ensure an appropriate mix of salary versus bonus opportunity; and

     o To ensure pay for performance through an appropriate annual bonus plan, including financial performance measures.

     The Company attempts to provide its executives with a total compensation package that, at expected levels of performance, is competitive with those provided to executives who hold comparable positions or have similar qualifications in other organizations of its size in general industry, the energy industry and the pipeline industry. The Company uses data for such industry groups rather than the companies included in the indexes shown on the Performance Graph for purposes of setting competitive compensation levels because the Company believes it is competitive in a broader market than that represented by such companies and because many of the companies included in the indexes shown on the Performance Graph are larger than the Company and, therefore, not comparable in size for purposes of compensation comparisons. The Company estimates an executive's competitive level of compensation based on information drawn from a variety of sources, including proxy statements, special surveys, and compensation consultants. This information is used in creating the basic structure of the program. However, the Company has established a philosophy of generally providing conservative base salaries and placing more emphasis on incentive compensation opportunities in order to strongly emphasize pay-for-performance. As a result, the value of an executive's compensation package will vary significantly based on performance. So while the expected value of an executive's compensation package may be competitive, its actual value will, of course, exceed or fall below competitive levels depending on performance.

     The Company's incentive plans are largely designed to ensure that incentive compensation varies in a manner consistent with the financial performance of the Company. It should be noted, however, that the Company's various incentive plans each serve somewhat different purposes and, as such, employ different measures of financial performance and cover different periods of time. Accordingly, an executive's total compensation will not typically vary based on any single measure of Company performance over a particular period of time. The Company also believes that effectively rewarding individual performance will ultimately serve to enhance the financial performance of the Company. So while the Company's incentive plans provide compensation that varies with financial performance, they also provide for individual awards that are based on both quantitative and qualitative assessments of Company and individual performance in a given year.

DESCRIPTION OF THE EXECUTIVE COMPENSATION PROGRAM

     This section describes each of the principal elements of the Company's executive compensation program with specific references to the objectives discussed above.

     The objective of the Company's base salary program for key management positions is to provide base salaries that are consistent with the 50th percentile market rate for companies similar in size to the Company. The Compensation Committee believes it is crucial to provide salaries within a competitive market range in order to attract and retain managers who are highly talented. The specific competitive markets considered depend on the nature and level of the positions in question and the labor markets from which qualified individuals would be recruited. Base salary levels are also dependent on the performance of each individual employee over time. Thus, employees with higher levels of performance sustained over time will be paid correspondingly higher salaries. Annual salary adjustments are based on general levels of market salary increases, individual performance, and the Company's overall financial results. All base salary increases are based on a philosophy of pay-for-performance.

     The objectives of the Incentive Plan are to motivate and reward the accomplishment of Company business unit annual objectives. As a pay-for-performance plan, cash incentive awards are paid upon the achievement of performance objectives established for the calendar year and an assessment of management's contributions to the Company for the year. The performance objectives are determined each year based on goals established by the Compensation Committee and using information supplied by management. Targeted annual incentive awards are determined for plan eligible positions each year using comparative data to establish the 50th percentile market rate. Actual annual incentive awards to eligible Company managers are based on various Company, business unit, and individual performance measures. The Company performance measures considered in 1995 include Company earnings per share growth (weighted 50%) and Company growth in earnings before interest, taxes, depreciation, and amortization ("EBITDA", weighted 50%). The business unit performance measures were business unit net earnings growth and growth in business unit EBITDA. For the purposes of determining the target annual incentive awards for 1995, the Compensation Committee established growth goals of 20% in net earnings and 10% in EBITDA. Annual incentive awards to eligible Company managers are capped at a maximum level regardless of how much the Company may exceed the established targets. In addition, no annual incentive awards are paid under the Incentive Plan unless certain minimum growth standards are equaled or exceeded except as determined by the Committee. Individual performance is also assessed in both a quantitative and qualitative fashion for purposes of determining annual incentive awards. The key factor considered in this assessment is the extent to which the individual contributed to the Company's business success in his or her area of responsibility. However,
individual   performance  is  not  assessed  using  a  specific   formula.   The
Compensation Committee has reserved the right to change the terms of the Incentive Plan in the future. The Compensation Committee expects the performance goals under the Incentive Plan to change over time. There is no formal plan document relating to the Incentive Plan. Beginning in calendar year 1996, the Company plans to use Company performance and individual performance measures and eliminate business unit measures. This is a direct result of consolidating business units to form one operating unit.

     The Company's current long-term incentive plan, the Employee Stock Option Plan, is a non-qualified stock option plan. Stock options are the only long-term incentive device used by the Company because they most clearly align the interests of employees and shareholders by providing value to the employee when the stock price increases. All outstanding options have terms of seven (7) years and are fully exercisable within a vesting schedule determined by the Stock Option Committee. The exercise price is payable in cash, shares of Company stock, broker-financed cash-less exercise, or some combination of these approaches. No option holder has any rights as a stockholder for any shares subject to an option until the exercise price has been paid and the shares are issued to the employee. The Company's overall stock option grant levels are established by considering competitive market data on grant levels, at the market 50th percentile, and an appropriate overall level of shares reserved for such plans. Individual option grants are based on the position of each participant in the Company and individual performance.

     The executive compensation program is reviewed periodically to ensure an appropriate mix of base salary, annual bonus, and long-term rewards within the philosophy of providing competitive total direct compensation opportunities.

1995 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     As described above, the Company manages its compensation for all executives, including the Chief Executive Officer (the "CEO"), considering both a pay-for-performance philosophy and market rates of compensation for the job. Specific actions taken by the Compensation Committee regarding the CEO's compensation are summarized below.

BASE SALARY - The CEO's salary was $400,000 in 1995. In 1995, the CEO's salary was increased to recognize continued strong Company performance. The performance criteria used in establishing the size of the CEO's salary increase in 1995 included growth in earnings per share, growth in EBITDA, and progress made toward successfully implementing the Company's business strategy.

ANNUAL INCENTIVE - Under the previously announced Incentive Plan, no award was paid to Mr. Precourt for 1995. The target incentive award for the CEO is 60% of base pay with a maximum of 120% of base pay. For the purposes of determining the target annual incentive awards, the Compensation Committee established growth goals of 20% in net earnings per share and 10% in EBITDA. In 1995, the CEO did not receive an award under the Incentive Plan because the Company's growth did not meet the minimum threshold levels required to fund the plan.

STOCK OPTIONS - A total of 32,194 non-qualified stock options (after adjustment to reflect the 10% stock dividend made to stockholders of record on July 27,
1995) were granted to Mr. Precourt in 1995. The options were granted at 100% of fair market value on the date of grant. The option grant was based on a competitive 50th percentile market rate grant for CEOs in other companies. The performance sensitivity of the grant is built into the option concept, since the options produce no income for the recipient unless the Company's share price rises.

TAX CODE LIMITATION ON DEDUCTION OF EXECUTIVE COMPENSATION

     In 1993, Congress enacted Section 162(m) of the Internal Revenue Code to limit the corporate deduction to one million dollars ($1,000,000) for compensation paid to a person who on the last day of fiscal years beginning on or after January 1, 1994, is either the Chief Executive Officer or among the four most highly compensated officers other than the Chief Executive Officer, subject to certain transition rules and exceptions for non-discretionary, performance-based compensation. Stock option exercises under the Company's Employee Stock Option Plan qualify as performance-based compensation. The Committee does not anticipate that other compensation in 1995 or 1996 will exceed the limit. Accordingly, the Committee has taken no action in response to the enactment of Section 162(m). The Committee will consider actions to qualify such compensation for deduction should it appear that the limits of
Section 162(m) will be exceeded, but will retain the discretion to pay non-deductible compensation if that would be in the best interests of the Company and shareholders under the circumstances.

By:       Compensation Committee of the Board of Directors

                Frederic C. Hamilton, Chairman
                A.J. Miller
                Robert G. Stone, Jr.
                Ronald F. Walker


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Frederic C. Hamilton, A.J. Miller, Robert G. Stone, Jr. and Ronald F. Walker. Mr. Hamilton is Chairman of the Board of Directors of the Company, but is not an employee of the Company. Messrs. Hamilton and Miller hold director and officer positions with F.C.H. Operating Company ("F.C.H."), an entity that has a relationship with the Company, as described immediately below. No executive officer of the Company has
(i) served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee of the Company,
(ii) served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) served as a member of the Compensation Committee of another entity, one of whose executive officers served as a director of the Company.

F.C.H. CONSULTANCY AGREEMENT

     In January 1995, the Company entered into a Consultancy Agreement with F.C.H. which provides that F.C.H., on a best efforts basis, will provide the Company with services relating to risk management and related matters, and secretarial services. Subject to the terms of the Consultancy Agreement, F.C.H. will provide services as requested by the Company on terms and conditions agreed to by the parties. F.C.H. is compensated at a rate of $4,350 per month for these services. The Company will pay for risk management services that exceed 500 hours per year on the basis of actual time expended at a rate sufficient to cover salary, benefits and overhead. The Consultancy Agreement may be terminated by either party upon 60 days prior notice. The Company paid $56,550 to F.C.H. in 1995 pursuant to the Consultancy Agreement.

     Mr. Hamilton, who is a director of the Company and the Chairman of the Company's Board of Directors, is a director and the President of F.C.H. and Mr. Miller, who is a director of the Company, is a director and the Vice President and Treasurer of F.C.H. Mr. Hamilton owns all of the stock of F.C.H. As of March 12, 1996, Mr. Hamilton beneficially owned 8.3 percent of the Company's outstanding Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


GAS PURCHASE AGREEMENT

     Cody Energy Inc. ("Cody") is a producer and marketer of oil and gas, and sells gas to Tejas Gas Marketing Company ("Tejas Gas Marketing"), a wholly owned indirect subsidiary of the Company, under a Gas Purchase Agreement originally entered into between Arco Natural Gas Marketing, Inc. ("Arco") as seller and Exxon Gas System, Inc. ("Exxon") as buyer. Cody subsequently acquired the interests of Arco, and the Company subsequently acquired the interests of Exxon. The gas sold by Cody and bought by Tejas Gas Marketing is from the Pledger Field in Brazoria County, Texas. Sales during 1995 under the Gas Purchase Agreement totaled $444,655. Further sales are expected in 1996 and beyond.

     Mr. Gates, who is a director of the Company, is a director of, and holds a 16% beneficial interest in, Cody, a 100% owned subsidiary of The Gates Corporation. Mr. Gates is Chairman of the Board of The Gates Corporation. As of March 12, 1996, Mr. Gates beneficially owned 10.1 percent of the Company's outstanding Common Stock.

     See "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" for information regarding certain other relationships involving the Company.


OTHER MATTERS

     During a strike by its drivers, Greyhound Lines, Inc. and its affiliated companies, including BusLease, Inc., corporations for which P. Anthony Lannie, Senior Vice President, General Counsel and Secretary of the Company, was serving as Executive Vice President and a director, filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in 1990 and emerged from bankruptcy under plans of reorganization approved in 1991.


PROPOSAL 2.

                    APPROVAL OF THE DIRECTOR STOCK AWARD PLAN

     The Board of Directors has adopted the Director Stock Award Plan, as amended (the "Director Award Plan"), subject to the approval of the Company's stockholders. The Director Award Plan is intended to promote ownership in the Company by outside directors of the Company whose services are considered essential to the Company's continued progress and thus to provide them with a further incentive to continue to serve as directors of the Company. The Director Award Plan is also intended to assist the Company through utilization of the benefit provided by the Director Award Plan to attract and retain experienced and qualified candidates to fill vacancies in the Board of Directors that may occur from time to time. The Director Award Plan authorizes 30,000 shares of Common Stock to be issued to outside directors.

     The following is a summary of the Director Award Plan and does not purport to be complete and is subject in all respects to, and qualified by reference to, the provisions of the Director Award Plan, a copy of which is annexed hereto as Annex A.

ELIGIBILITY AND PARTICIPATION

     The directors of the Company who are not employees of the Company or any affiliate of the Company, including, without limitation, the Chairman of the Board of Directors ("Eligible Directors"), will be eligible to participate in the Director Award Plan. The recipient of an award must be serving as an Eligible Director on the date the award is granted.

STOCK AWARDS

     On July 19, 1996, and on each subsequent July 19 during the term of the Director Award Plan (the "Award Date"), each Eligible Director will be awarded a number of newly issued shares of Common Stock equal to (i) $10,000, divided by
(ii) the fair market value  (determined  in accordance  with the Director  Award
Plan) per share of the Common Stock on such Award Date, with cash in lieu of fractional shares. A stock certificate evidencing such shares will be issued by the Company to the Eligible Director as soon as practicable after determination of the fair market value of the Common Stock on the Award Date.

     In addition to the number of shares of Common Stock automatically awarded pursuant to the immediately preceding paragraph, the Board of Directors, in its discretion, may permit Eligible Directors to make an annual election to receive, in lieu of all or any portion of the annual retainer fee such Eligible Director would otherwise be entitled to receive, a number of newly issued shares of Common Stock equal to (i) the dollar amount of fees the Eligible Director elects to forego for the year in exchange for shares of Common Stock, divided by (ii) the fair market value per share of the Common Stock on the date the annual retainer fee is payable. On February 8, 1996, the Board of Directors authorized Eligible Directors to make such elections under the Director Award Plan. A stock certificate evidencing such shares will be issued by the Company to the Eligible Director as soon as practicable after determination of the fair market value per share of the Common Stock for the date the quarterly installment of the annual retainer fee is payable.

EFFECTIVE DATE AND DURATION OF THE DIRECTOR AWARD PLAN

     The Director Award Plan will take effect upon approval by the stockholders of the Company at the annual meeting of stockholders to which this Proxy Statement relates. The Director Award Plan will terminate when all Common Stock subject to the Director Award Plan is awarded (unless earlier discontinued by the Board of Directors). If, on a date on which Common Stock would normally be awarded, there is not a sufficient number of shares available to grant to each person otherwise eligible to receive an award on that date the full number of shares to which he or she would normally be entitled, shares will be prorated among Eligible Directors according to the number of shares available on such date of grant. Such Eligible Directors will be deemed to have received the full amount due to them on such date of grant; provided, however, that the balance of any annual retainer fee for which an Eligible Director had elected to receive shares of Common Stock in lieu of cash will be paid in cash.

CERTAIN ADJUSTMENTS

     The Director Award Plan provides for an adjustment in the number of shares of Common Stock reserved under the Director Award Plan and subject to future awards of Common Stock upon a subdivision or consolidation of outstanding shares of Common Stock, a dividend payable in shares of Common Stock or a transaction effecting a change in the number of shares of Common Stock outstanding. Equitable adjustments will also be made to give proper effect to a merger or consolidation of the Company and certain other corporate events.

AMENDMENT OF THE DIRECTOR AWARD PLAN

     The Board of Directors may suspend or discontinue the Director Award Plan or revise or amend it in any respect whatsoever, including, without limitation, to increase the number of shares of Common Stock authorized under the Director Award Plan; provided, however, that (a) after approval of the Director Award Plan by the Company's stockholders, no amendment or alteration will be effective prior to approval by the Company's stockholders of such amendment or alteration to the extent such approval is then required pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in order to preserve the applicability of any exemption provided by such rule to awards of Common Stock under the Director Award Plan (unless the Eligible Director consents) or to the extent stockholder approval is otherwise required by applicable legal requirements, and (b) the Director Award Plan will not be amended more than once every six months to the extent such limitation is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule (or any successor provision under the Exchange
Act) to awards of Common Stock under the Director Award Plan.

ASSIGNMENT PROHIBITED

     The rights and benefits of an Eligible Director under the Director Award Plan may not be assigned.

FEDERAL INCOME TAX TREATMENT

     In the year of receipt of any shares of Common Stock pursuant to the Director Award Plan, each Eligible Director will be subject to federal income tax at ordinary income rates in an amount equal to the fair market value of the shares of Common Stock on the date awarded. The Company will be entitled to a deduction corresponding in time and amount to the amount of income taxable to the Eligible Director. No taxes will be withheld by the Company with respect to compensation paid to Eligible Directors under the Director Award Plan.

INTEREST OF CERTAIN PERSONS IN THE DIRECTOR AWARD PLAN

     Nonemployee directors of the Company will be the recipients of benefits under the Director Award Plan. Assuming the two persons listed as nominees in Proposal 1 are elected as directors by the stockholders at the annual meeting, five persons, Messrs. Frederic C. Hamilton, Robert G. Stone, Jr., Ronald F. Walker, A.J. Miller and Arthur L. Kelly, will be Eligible Directors on the effective date of the Director Award Plan. See "--Eligibility and Participation."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE DIRECTOR AWARD PLAN. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES PRESENT, OR REPRESENTED AND ENTITLED TO VOTE, AT THE MEETING IS REQUIRED TO APPROVE THE ADOPTION OF THE DIRECTOR AWARD PLAN.

NEW PLAN BENEFITS

     The following table sets forth certain information regarding new benefits that will be available under the Director Award Plan (Proposal 2) if such plan is approved by the stockholders at the annual meeting.

                             NEW PLAN BENEFITS TABLE

                                        DIRECTOR STOCK AWARD PLAN (1)(2)(3)(4)

NAME AND POSITION OR GROUP              DOLLAR VALUE($)       NUMBER OF SHARES

Jay A. Precourt                             N/A                      N/A
Chief Executive Officer and
Vice Chairman of the Board

Charles R. Crisp                            N/A                      N/A
President

James W. Whalen                             N/A                      N/A
Executive Vice President,
Chief Financial Officer
and Treasurer

P. Anthony Lannie                           N/A                      N/A
Senior Vice President,
General Counsel and Secretary

Rene R. Joyce                               N/A                      N/A
Executive Vice President -
Tejas Acadian Holding Company

Executive Group (5)                         N/A                      N/A

Non-Executive Director Group (6)         $100,000                   2,203

Non-Executive Officer
Employee Group (7)                          N/A                      N/A

--------------------

(1) Only awards expected to be granted in fiscal year 1996 are included in the Table. The Director Award Plan calls for like awards to be granted to participants each year.

(2) Assumes that Messrs. Robert G. Stone, Jr. and Ronald F. Walker are elected as directors at the annual meeting of the stockholders and that the members of the Board of Directors and their employment status with respect to the Company and its affiliates thereafter remains unchanged.

(3) The number of shares of Common Stock to be issued under the Director Award Plan will depend upon the fair market value per share of the Common Stock on the date of grant. The Table and related footnotes assume a fair market value per share of Common Stock on the date of grant of $45.375, the closing selling price per share of the Common Stock on the New York Stock Exchange on March 12, 1996.

(4) Includes shares of Common Stock that may be issued under the Director Award Plan that the Board of Directors, in its discretion, may permit participants to elect to receive in lieu of all or a portion of such participant's annual cash retainer to nonemployee directors. The annual cash retainer per Eligible Director is currently $10,000.

(5)  Includes all current executive officers of the Company as a group.

(6) Includes all current directors of the Company who are not executive officers as a group.

(7) Includes all employees of the Company, including all current officers who are not executive officers, as a group.



PROPOSAL 3.
                                    AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected Deloitte & Touche LLP as the Company's independent auditors for 1996. Deloitte & Touche LLP has served as the Company's independent auditors since December 1988. Stockholders are requested to ratify the appointment for 1996. A representative of Deloitte & Touche LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1996.


                              STOCKHOLDER PROPOSALS

     Proposals by holders of Common Stock for which consideration is desired at the 1997 annual meeting of stockholders must be received by the Company by December 2, 1996, in order to be considered for inclusion in proxy materials for the 1997 annual meeting.


                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than ten percent of a class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's equity securities. Based solely upon a review of Forms 3, 4 and 5 submitted to the Company during and with respect to 1995 and written representations from certain reporting persons that no Forms 5 were required from such persons, the following information is provided concerning officers and directors who did not timely file all reports required by Section 16(a) of the Exchange Act during 1995. Mr. Stone filed a Form 5 for the year ended December 31, 1995 that reported his acquisition of 220 shares of Common Stock (after adjustment for the stock dividend to stockholders of record on July 27, 1995) awarded as part of his annual director fee for 1995 that should have been reported on a Form 4 on or before August 10, 1995.

                                  OTHER MATTERS

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED HEREBY, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL SCHEDULES THERETO, BUT EXCLUDING EXHIBITS) REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1995.SUCH REQUESTS SHOULD BE DIRECTED TO MR. JAMES W. WHALEN, TREASURER OF THE COMPANY, AT THE COMPANY'S ADDRESS SET FORTH ABOVE.

     At this time, the Company knows of no other matters which may be presented for stockholder action at the meeting. However, if any matters, other than those referred to above, should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.


                              By Order of the Board of Directors,


                              /S/  P. ANTHONY LANNIE

                              P. Anthony Lannie
                              Secretary




Houston, Texas
April 1, 1996




             YOU ARE URGED TO SEND IN YOUR EXECUTED PROXY PROMPTLY.

                                    ANNEX A

                              TEJAS GAS CORPORATION

                            DIRECTOR STOCK AWARD PLAN


     1.   PURPOSE

     The purpose of this Director Stock Award Plan (the "Plan") of Tejas Gas Corporation (the "Company") is to promote ownership in the Company by outside directors of the Company whose services are considered essential to the Company's continued progress and thus to provide them with a further incentive to continue to serve as directors of the Company. The Plan is also intended to assist the Company through utilization of the benefit provided by the Plan to attract and retain experienced and qualified candidates to fill vacancies in the Board of Directors (the "Board") which may occur from time to time. All awards under this Plan, from and after July 19, 1996, are subject to approval of the Plan by the affirmative votes of the holders of a majority of the outstanding shares of the Company's Common Stock, present or represented and entitled to vote at a meeting of the Company's stockholders; provided that, if such approval is not obtained at or prior to the 1996 annual meeting of the Company's stockholders, this Plan shall terminate and cease to be of any further force or effect.

     2.   PARTICIPATION IN THE PLAN

     The Directors of the Company who are not employees of the Company or any affiliate of the Company, including, without limitation, the Chairman of the Board ("Eligible Directors"), shall be eligible to participate in the Plan; provided that the recipient of an award must be serving as an Eligible Director on the date the award is granted.

     3.   STOCK SUBJECT TO THE PLAN

     The stock subject to the Plan initially shall consist of 30,000 shares of authorized and unissued Common Stock, par value $0.25 per share, of the Company ("Common Stock").

     4.   STOCK AWARDS

     On July 19, 1996, and on each subsequent July 19 during the term of this Plan (the "Award Date"), each Eligible Director shall be awarded a number of shares of Common Stock equal to (i) $10,000, divided by (ii) the Fair Market Value of the Common Stock on such Award Date, with cash in lieu of fractional shares. For purposes of this Plan, the "Fair Market Value" of a share on a particular date shall be deemed to be, (i) if the Common Stock is listed on a national securities exchange, the closing selling price per share of the Common Stock on any such national securities exchange on that date, as reported in THE WALL STREET JOURNAL or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, or
(ii) if the Common Stock is not so listed, the closing selling price (or, if not so reported, the mean between the closing bid and asked prices) on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or, if not reported by NASDAQ, by the National Quotation Bureau, Inc. A stock certificate evidencing such shares shall be issued by the Company to the Eligible Director as soon as practicable after determination of the Fair Market Value on the Award Date.

     In addition to the number of shares of Common Stock automatically awarded pursuant to the immediately preceding paragraph, the Board, in its discretion, may permit Eligible Directors to make an annual election to receive, in lieu of all or any portion of the annual retainer fee such Eligible Director would otherwise be entitled to receive, a number of shares of Common Stock equal to
(i) the dollar amount of fees the Eligible Director elects to forego for the year in exchange for shares of Common Stock, divided by (ii) the Fair Market Value of the Common Stock on the date the annual retainer fee is payable. Each annual election made by an Eligible Director pursuant to this paragraph (i) shall take the form of a written document signed by such Eligible Director and filed with the Secretary of the Company, (ii) shall designate the dollar amount of the fees the Eligible Director elects to forego in exchange for shares of Common Stock, and (iii) to the extent required in order for the award of shares of Common Stock to be exempt under Rule 16b-3, shall be irrevocable and shall be made at least six months prior to the date on which such award is to be effective. A stock certificate evidencing such shares shall be issued by the Company to the Eligible Director as soon as practicable after determination of the Fair Market Value for the date the quarterly installment of the annual retainer fee is payable.

     5.   ASSIGNMENT

     The rights and benefits of an Eligible Director under this Plan may not be assigned and any attempted assignment of such rights and benefits shall be null and void.

     6.   LIMITATION OF RIGHTS

          a. NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan, nor the granting of an award nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain an Eligible Director for any period of time, or at any particular rate of compensation.

          b. STOCKHOLDER'S RIGHTS. An Eligible Director shall have no rights as a stockholder until the date of the issuance to the Eligible Director of a stock certificate for the Common Stock awarded under the terms of the Plan, and no adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance.

     7.   CHANGES IN PRESENT STOCK

          a. CORPORATE ACTS. The existence of this Plan shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with, or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

          b. ADJUSTMENTS. In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or capital reorganization or reclassification or other transaction involving an increase or reduction in the number of outstanding shares of Common Stock, the Board shall adjust proportionally
     (i) the number of shares of Common

     Stock reserved under this Plan and (ii) the number of shares subject to future awards of Common Stock. In the event of any consolidation or merger of the Company with another corporation or entity or the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make such adjustments as it may deem equitable, including adjustments to avoid fractional shares, to give proper effect to such event; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the Eligible Directors.

     8.   EFFECTIVE DATE AND DURATION OF THE PLAN

     The Plan shall take effect upon approval by the stockholders of the Company at the 1996 annual meeting of stockholders. The Plan shall terminate when all Common Stock subject to the Plan is awarded (unless earlier discontinued by the Board). If, on a date on which Common Stock would normally be awarded, there is not a sufficient number of shares available to grant each person otherwise eligible to receive an award on that date the full number of shares to which he or she would normally be entitled, shares shall be prorated among Eligible Directors according to the number of shares available on such date of grant. Such Eligible Directors shall be deemed to have received the full amount due to them on such date of grant; provided, however that the balance of any annual retainer fee shall be paid in cash.

     9.   AMENDMENT OF THE PLAN

     The Board may suspend or discontinue the Plan or revise or amend it in any respect whatsoever, including, without limitation, to increase the number of shares of Common Stock authorized under the Plan; provided, however, that (a) after approval of the Plan by Company stockholders, no amendment or alteration shall be effective prior to approval by the Company's stockholders of such amendment or alteration to the extent such approval is then required pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") in order to preserve the applicability of any exemption provided by such rule to awards of Common Stock under this Plan (unless the Eligible Director consents) or to the extent stockholder approval is otherwise required by applicable legal requirements, and (b) the Plan shall not be amended more than once every six months to the extent such limitation is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule (or any successor provision under the Exchange Act) to awards of Common Stock under this Plan.

     10.  REQUIREMENTS OF LAW

     The issuance of shares of Common Stock under this Plan shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

     11.  GOVERNING LAW

     This Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Delaware and construed accordingly.

     IN WITNESS WHEREOF, this Plan was adopted by the Board on October 5, 1995, to be effective upon approval of the stockholders of the Company.


                                   TEJAS GAS CORPORATION


                                   By:    /S/  JAMES W. WHALEN
                                   Title: Executive Vice President

                              TEJAS GAS CORPORATION

                            DIRECTOR STOCK AWARD PLAN

                                 FIRST AMENDMENT


     Tejas Gas Corporation, a Delaware corporation (the "Company"), having established the Tejas Gas Corporation Director Stock Award Plan as adopted by the Board of Directors effective July 19, 1996, and approved by the Board of Directors on October 5, 1995 (the "Plan"), and having reserved the right under
Section 9 thereof to amend the Plan, does hereby amend Section 7.B. of the Plan, effective as of the date approved by the Board of Directors, as follows:


          "In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or capital reorganization or reclassification or other transaction involving an increase or reduction in the number of outstanding shares of Common Stock, then the number of shares of Common Stock reserved under this Plan and subject to future awards of Common Stock shall be proportionately adjusted to reflect such transaction. Such adjustment to the number of shares of Common Stock shall reflect the proportional adjustment to the number of shares of Common Stock (or such other capital stock as may be issued in a reclassification) that a stockholder who owned an equivalent number of shares immediately before the happening of any of the events described in the preceding sentence would have owned or been entitled to receive after the happening of any of such events. In the event of any consolidation or merger of the Company with another corporation or entity or the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than cash dividends or dividends payable in Common Stock), the Board shall make such adjustments as it may deem equitable, including adjustments to avoid fractional shares, to give proper effect to such event; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the Eligible Directors."

                                        TEJAS GAS CORPORATION


                                       By:    /S/   JAMES W. WHALEN
                                       Title: Executive Vice President
                                       Date:  12/9/95

PROXY                                                                      PROXY
                              TEJAS GAS CORPORATION

  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TEJAS GAS CORPORATION
        FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 1996

     The undersigned hereby constitutes and appoints Jay A. Precourt and P. Anthony Lannie, or either of them, attorneys, agents and proxies, each with power of substitution, to appear and vote all of the shares of Common Stock, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Tejas Gas Corporation (the "Company") to be held at the Chevron Tower Auditorium, 1301 McKinney, Houston, Texas 77010, at 1:30 p.m., Houston time, on Thursday, May 9, 1996, and at any postponements or adjournments thereof, and in their discretion upon any other business that may properly come before the meeting. Said proxies are directed to vote as designated herein upon the matters described in the Notice of Annual Meeting and the Proxy Statement dated April 1, 1996.

     THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED AND FOR THE OTHER PROPOSALS SPECIFIED HEREIN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR THE OTHER PROPOSALS SPECIFIED HEREIN.

         PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND
                RETURN IT PROMPTLYIN THE ACCOMPANYING ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)




                                                       TEJAS GAS CORPORATION
                                 PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / X /




1.   Election  of  Directors--                              FOR   WITHHELD  FOR ALL Except the following nominee(s)
     NOMINEES:  Robert G. Stone, Jr. and Ronald F. Walker   / /     / /        / /  _______________________________

2.   To adopt the Director Stock Award Plan.                FOR    AGAINST   ABSTAIN
                                                            / /     / /        / /

3.   To ratify the  selection  of Deloitte                  FOR    AGAINST   ABSTAIN
     & Touche as Auditors for fiscal year 1996.             / /     / /        / /


                                                       *NOTE:  In their discretion, the persons named as proxies in this Proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.


                                                                                Dated:_____________________________, 1996


                                                        Signature(s) ______________________________________________________________

                                                        ___________________________________________________________________________
                                                        Please sign exactly as name appears hereon. Joint owners should each sign.
                                                          Where applicable, indicate official position or representative capacity.

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